CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam High Yield Trust and Putnam High Yield Advantage Fund:

We consent to the use of our reports, dated October 7, 2016 with respect to the financial statements of Putnam High Yield Trust, and January 9, 2017 with respect to the financial statements of Putnam High Yield Advantage Fund, included herein, and to the references to our firm in the Form of Agreement and Plan of Reorganization in the Prospectus and under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
March 2, 2017